MORRIS PUBLISHING GROUP TO SELL SEVERAL NEWSPAPERS AND OTHER RELATED PUBLICATIONS.

AUGUSTA, Ga. (October 23, 2007) — Morris Publishing Group announced today that it has signed a definitive asset purchase agreement to sell fourteen daily newspapers, three nondaily newspapers, a commercial printing operation and other related publications to GateHouse Media, Inc. (“GateHouse”) for a purchase price of $115 million, subject to a working capital adjustment. Morris Publishing Group will utilize all of the net cash proceeds from the sale to pay down the debt outstanding under its bank credit agreement. The transaction is expected to close before the end of November and is subject to regulatory and Morris Publishing’s lender approval and customary closing conditions.

The daily newspapers to be sold include the Dodge City (Kan.) Daily Globe, The Newton (Kan.) Kansan, The (Pittsburg, Kan.) Morning Sun, the Hillsdale (Mich.) Daily News, The Holland (Mich.) Sentinel, the Hannibal (Mo.) Courier-Post, The (Independence, Mo.) Examiner, The Grand Island (Neb.) Independent, the York (Neb.) News-Times, The Daily Ardmoreite (Okla.), The Shawnee (Okla.) News-Star, the Yankton (S.D.) Daily Press & Dakotan, The Oak Ridger (Tenn.), and the News Chief (Winter Haven, Fla.). The nondaily newspapers include La Estrella (Dodge City, Kan.) The Girard (Kan.) City Press and the Vermillion (S.D.) Plain Talk. The commercial printing operation is Flashes Publishing (Mich.), which also publishes The Holland Sentinel and the Flashes Shopping Guides (Mich.), related free nondaily community publications included in the sale.

Commenting on the sale, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “While it is difficult to say goodbye, this sale is in line with our strategic plan to focus on our larger markets and will enable us to pay down our existing bank debt. We greatly appreciate the work by the employees of these great newspapers during the time they’ve been a part of Morris.”

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 27 daily newspapers as well as nondaily newspapers, city magazines, and other free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236